Exhibit 3.2

ARTICLES OF MERGER

OF

PRO-PHARMACEUTICALS, INC. (a Massachusetts corporation)

INTO

PRO-PHARMACEUTICALS, INC. (a Nevada corporation)

FIRST:	Pro-Pharmaceuticals, Inc., a corporation organized under Nevada law (“Parent”), owns all of the outstanding shares of capital stock of Pro-Pharmaceuticals, Inc., a corporation organized under Massachusetts law (“Subsidiary”). The Massachusetts Business Corporation Law permits this merger between Parent and Subsidiary (the “Merger”).

SECOND:	A plan of merger for the Merger was adopted by the Parent and Subsidiary.

THIRD:	Approval of the stockholders of the Parent, which is the sole stockholder of the Subsidiary, is not required for the Merger.

FOURTH:	Such plan of merger is on file at the registered office of Parent, namely 12 Appleton Circle, Newton, MA 02459, and a copy of same will be furnished by Parent on request and without cost to any owner or any entity which is a party to this merger.

FIFTH:	Each of Parent and Subsidiary has complied with the laws of its respective jurisdiction of organization in connection with the Merger.

SIXTH:	This Merger shall be effective on the date of filing of these Articles of Merger at the Nevada Secretary of State.

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PRO-PHARMACEUTICALS, INC.

/s/ David Platt
David Platt, President

/s/ David Platt
David Platt, Secretary

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State of Massachusetts)

County of Suffolk)

On the day of June 6, 2001, personally appeared before me, David Platt, the President and Secretary of Pro-Pharmaceuticals, Inc. a Nevada corporation, who acknowledged that he executed the above instrument.

/s/ Patricia L. Cobb
(Signature of Notary)

PATRICIA L. COBB, Notary Public
My Commission Expires October 21, 2006

[NOTARY STAMP OR SEAL]